Schedule A

to

Investment Advisory Agreement

of

J.P. Morgan Exchange-Traded Fund Trust

(Amended as of November 21, 2024)

Advisory Fee Rates

Name	Fee Rate
JPMorgan Equity Focus ETF	0.50%
JPMorgan High Yield Municipal ETF	0.35%
JPMorgan Inflation Managed Bond ETF	0.28%
JPMorgan International Hedged Equity Laddered Overlay ETF	0.25%[1]
JPMorgan Fundamental Data Science Large Value ETF	0.30%[1]

[1]	Initial term continues until October 31, 2026.

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J.P. Morgan Exchange-Traded Fund Trust		J.P. Morgan Investment Management Inc.

By:	/s/ Timothy J. Clemens	By:	/s/ Brian S. Shlissel
Name:	Timothy J. Clemens	Name:	Brian S. Shlissel
Title:	Treasurer	Title:	Managing Director